UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2011

AVI BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Oregon	001-14895	93-0797222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3450 Monte Villa Parkway, Suite 101

Bothell, WA 98021

(Address of principal executive offices, including zip code)

(425) 354-5038

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On September 26, 2011, AVI BioPharma, Inc. (the “Company”) and the U.S. Department of Defense Chemical and Biological Defense Program through the U.S. Army Space and Missile Defense Command (“DoD”) entered into a modification (the “Modification”) of Contract Number W9113M-10-C-0056 by and between the Company and DoD, dated July 14, 2010 (the “DoD Contract”). The DoD Contract is funded as part of the DoD’s Joint Project Manager Transformational Medical Technologies program and relates to the development of the Company’s hemorrhagic fever virus therapeutic candidates, AVI-6002 and AVI-6003, for Ebola and Marburg viruses, respectively.

The DoD Contract is structured into four segments for each therapeutic candidate and has an aggregate period of performance spanning approximately six years if DoD exercises its options for all segments. Pursuant to the Modification, certain activities originally scheduled to occur during the second segment for each therapeutic candidate have been shifted to the current funding period, which has been extended by an additional 12 months from the originally scheduled 18-month performance period. These activities include non-human primate studies to evaluate the typical viral time course of infection and the optimal doses, timing and pharmacokinetics and pharmacodynamics of each therapeutic candidate, as well as human safety studies of multiple ascending doses of AVI-6002 and AVI-6003. As a result of the Modification, the aggregate potential funding under the DoD Contract remains approximately the same and the aggregate available funding for the current segments increased by approximately $46.1 million to a total of approximately $126.5 million.

The foregoing description of the Modification is only a summary of its material terms and does not purport to be complete. A copy of the Modification will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVI BioPharma, Inc.

By:	/s/ Christopher Garabedian
Christopher Garabedian
President and Chief Executive Officer

Date: September 29, 2011